As filed with the Securities and Exchange Commission on September 23, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Smith Micro Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	33-0029027
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

51 Columbia

Aliso Viejo, CA 92656

(949) 362-5800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William W. Smith, Jr.

Chief Executive Officer

Smith Micro Software, Inc.

51 Columbia

Aliso Viejo, CA 92656

(949) 362-5800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allen Z. Sussman, Esq.

Loeb & Loeb LLP

10100 Santa Monica Boulevard, Suite 2200

Los Angeles, CA 90067

(310) 282-2000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Warrants to Purchase Common Stock, $0.001 par value per share (2)	1,700,000	—	—	—
Common Stock issuable upon exercise of Warrants	1,700,000	$2.74(3)	$4,658,000	$469.06
Common Stock issuable upon conversion of interest payable under Senior Subordinated Promissory Notes	800,000	$2.39(4)	$1,912,000	$192.54
Total	2,500,000		$6,570,000	$661.60

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends, recapitalizations, anti-dilution adjustments or similar transactions.
(2)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required for the Warrants being offered hereby because the Warrants are being registered on the same registration statement as the common stock underlying the Warrants.
(3)	Calculated pursuant to Rule 457(g) under the Securities Act based on the fixed exercise price of the security.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average high and low prices of the common stock as reported by NASDAQ as of September 20, 2016.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities publicly until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, SEPTEMBER 23, 2016

1,700,000 Warrants to Purchase Shares of Common Stock

2,500,000 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time of the following securities to be offered by the selling securityholders identified in this prospectus: (i) Warrants to purchase up to 1,700,000 shares of our common stock, $0.001 par value per share, (ii) up to 1,700,000 shares of common stock that are issuable upon exercise of the Warrants, and (iii) up to 800,000 shares of common stock issuable upon the optional conversion of interest payable under our Senior Subordinated Promissory Notes issued on September 6, 2016.

We will not receive any of the proceeds from the sale of the Warrants or shares of common stock by the selling securityholders, except for payment of any cash exercise price upon exercise of the Warrants. The selling securityholders may sell the Warrants and shares as set forth under “Plan of Distribution.”

We have agreed to pay certain expenses in connection with the registration of the Warrants and shares of common stock.

Our common stock is listed on the NASDAQ Capital Market under the symbol “SMSI.” On September 22, 2016, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.45.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors beginning on page 3 of this prospectus before purchasing shares of our common stock or Warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2016

PROSPECTUS SUMMARY

The following summary, because it is a summary, may not contain all the information that may be important to you. This prospectus incorporates important business and financial information about our company that is not included in, or delivered with this prospectus. Before making an investment, you should read the entire prospectus carefully. You should also carefully read the risks of investing discussed under “Risk Factors” and the financial statements included in our other filings with the Securities and Exchange Commission, or SEC, including in our Annual Report on Form 10-K, which we initially filed with the SEC on March 9, 2016. This information is incorporated by reference into this prospectus, and you can obtain it from the SEC as described below under the headings “Where You Can Find Additional Information About Us” and “Incorporation of Certain Documents by Reference.”

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing us at the following address: Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, CA 92656, Attention: Investor Relations. Unless otherwise indicated in this prospectus or the context otherwise requires, all references to “we,” “us,” “our,” “the Company” and “Smith Micro” refer to Smith Micro Software, Inc. and its subsidiaries.

OUR COMPANY

Smith Micro provides software to simplify and enhance the mobile experience. As a leader in wireless connectivity, our applications ensure high quality of service for mobile users while optimizing networks for wireless service providers and enterprises. Using our intelligent device software, along with premium voice, video and messaging applications, we create new opportunities to engage consumers and monetize mobile services. In addition to wireless solutions, Smith Micro develops 2D/3D graphics software used by professional artists, animators, illustrators, and designers worldwide.

Smith Micro’s mission is to help our customers thrive in a connected world. Over the past three decades, we have developed deep expertise in embedded software for mobile devices, policy-based management platforms, and highly-scalable client and server applications. Our wireless software is used by Tier 1 mobile network operators, cable providers, and device manufacturers, as well as enterprise companies across a wide range of industries, helping these businesses capitalize on the growth of connected consumers and the Internet of Things. Specifically, we help our customers:

•	optimize networks, reduce operational costs, and deliver “best-connected” user experiences;

•	manage mobile devices over the air for maximum performance, efficiency and reliability;

•	provide greater insight into user experience to improve service quality and customer loyalty; and

•	engage and grow high-value relationships with their customers using smartphones.

We continue to innovate and evolve our business to take advantage of industry trends and emerging markets, such as “Big Data” analytics, the explosion of Wi-Fi hotspots, and business-to-consumer mobile marketing and advertising. The key to our longevity, however, is not simply technology innovation, but a never-ending focus on customer value.

We were incorporated in California in November 1983, and reincorporated in Delaware in June 1995. Our principal executive offices are located at 51 Columbia, Aliso Viejo, California 92656. Our telephone number is (949) 362-5800. Our website address is www.smithmicro.com. Our NASDAQ symbol is SMSI, and we make our SEC filings available on the Investor Relations page of our website. Information contained on our website is not part of this prospectus.

The Offering

Warrants offered	Warrants to purchase up to 1,700,000 shares of common stock.

Common stock offered by selling securityholders	Up to 2,500,000 shares of common stock, comprised of (i) up to 1,700,000 shares issuable upon exercise of the Warrants, and (ii) up to 800,000 shares issuable upon the optional conversion of interest payable under our Senior Subordinated Promissory Notes issued on September 6, 2016.

Common stock outstanding	12,324,041 shares (as of August 31, 2016)

Use of proceeds	We will not receive any proceeds from the sale of the Warrants or shares of common stock by the selling securityholders, except for payment of any cash exercise price upon exercise of the Warrants, which amounts, if any, will be used for general corporate purposes.

NASDAQ Capital Market symbol	SMSI

Risk Factors	The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following risk factors as well as the risks described in our most recent Annual Report on Form 10-K, or any updates to our risk factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

RISKS RELATED TO THE COMMON STOCK

We derive a significant portion of our revenues from sales of a small number of products to Sprint, so our revenues and operating results are highly vulnerable to shifts in demand and may decline.

In our Wireless business segment, we sell primarily to large carriers, cable operators, and original equipment manufacturers (“OEMs”), so there are a limited number of actual and potential customers for our products, resulting in customer concentration for sales of our products and services. For the year ended December 31, 2015, sales to Sprint and their affiliates comprised 65.4% of our total revenues. Sprint has been going through several cost reduction and restructurings over the past several years, the latest being their announcement to reduce expenses by two billion dollars in 2016. As such, our revenues with Sprint are projected to be down approximately 25-34% in 2016 versus 2015.

Because of our customer concentration, this carrier and other large customers may have significant pricing power over us, and any material decrease in sales to any of them would materially affect our revenues and profitability. Additionally, carriers, cable operators, and OEMs are not the end users of our products. If any of their efforts to market products and services incorporating our software are unsuccessful in the marketplace, our revenues and profitability could be adversely affected.

We also derive a significant portion of our revenues from a few vertical markets, such as wireless carriers, cable operators, and handset manufacturers. In order to sustain and grow our business, we must continue to sell our software products in these vertical markets. Shifts in the dynamics of these vertical markets, such as new product introductions by our competitors, could materially harm our results of operations, financial condition and prospects. To increase our sales outside our core vertical markets, for example to large enterprises, requires us to devote time and resources to hire and train sales employees familiar with those industries. Even if we are successful in hiring and training sales teams, customers in other vertical markets may not need or sufficiently value our current products or new product introductions.

We have a history of net losses, may incur substantial net losses in the future, and may not achieve profitability.

We expect to continue to incur increased expenses as we implement initiatives designed to grow our business, including, among other things, the development and marketing of new products and services, further international and domestic expansion, and general and administrative expenses associated with being a public company. If our revenues do not increase to offset these expected increases in operating expenses, we will continue to incur significant losses and will not become profitable. Our revenues could decline and accordingly, we may not be able to achieve profitability in the foreseeable future.

If there are delays in the distribution of our products or if customer negotiations for our new products cannot occur on a timely basis, we may not be able to generate revenues sufficient to meet the needs of the business in the foreseeable future or at all.

Our quarterly revenues and operating results are difficult to predict and could fall below analyst or investor expectations, which could cause the price of our common stock to fall.

Our quarterly revenues and operating results have fluctuated significantly in the past and may continue to vary from quarter to quarter due to a number of factors, many of which are not within our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may decline. Fluctuations in our operating results may be due to a number of factors, including the following:

•	the gain or loss of a key customer;

•	the size and timing of orders from and shipments to our major customers;

•	the size and timing of any product return requests;

•	our ability to maintain or increase gross margins;

•	variations in our sales channels or the mix of our product sales;

•	our ability to anticipate market needs and to identify, develop, complete, introduce, market and produce new products and technologies in a timely manner to address those needs;

•	the availability and pricing of competing products and technologies and the resulting effect on sales and pricing of our products;

•	acquisitions;

•	the effect of new and emerging technologies;

•	the timing of acceptance of new mobile services by users of our customers’ services;

•	deferrals of orders by our customers in anticipation of new products, applications, product enhancements or operating systems; and

•	general economic and market conditions.

We have difficulty predicting the volume and timing of orders. In any given quarter, our sales have involved, and we expect will continue to involve, large financial commitments from a relatively small number of customers. As a result, the cancellation or deferral of even a small number of orders would reduce our revenues, which would adversely affect our quarterly financial performance. Also, we have often recorded a large amount of our sales in the last month of the quarter and often in the last week of that month. Accordingly, delays in the closing of sales near the end of a quarter could cause quarterly revenues to fall substantially short of anticipated levels. Significant sales may also occur earlier than expected, which could cause operating results for later quarters to compare unfavorably with operating results from earlier quarters.

Future orders may come from new customers or from existing customers for new products. The sales cycles may be greater than what we have experienced in the past, increasing the difficulty to predict quarterly revenues.

Because we sell primarily to large carriers, cable/MSOs and OEM customers, we have no direct relationship with most end users of our products. This indirect relationship delays feedback and blurs signals of change in the quick-to-evolve wireless ecosystem, and is one of the reasons we have difficulty predicting demand.

A large portion of our operating expenses, including rent, depreciation and amortization, is fixed and difficult to reduce or change. Accordingly, if our total revenue does not meet our expectations, we may not be able to adjust our expenses quickly enough to compensate for the shortfall in revenue. In that event, our business, financial condition, and results of operations would be materially and adversely affected.

Due to all of the foregoing factors, and the other risks discussed in this prospectus, you should not rely on quarter-to-quarter comparisons of our operating results as an indication of future performance.

Technology and customer needs change rapidly in our market, which could render our products obsolete and negatively affect our business, financial condition and results of operations.

Our success depends on our ability to anticipate and adapt to changes in technology and industry standards. We will also need to continue to develop and introduce new and enhanced products to meet our target markets’ changing demands, keep up with evolving industry standards, including changes in the Microsoft, Google, and Apple operating systems with which our products are designed to be compatible, and to promote those products successfully. The communications and utilities software markets in which we operate are characterized by rapid technological change, changing customer needs, frequent new product introductions, evolving industry standards, and short product life cycles. In addition, the technology we market, which has been sold as software in the past, can be integrated at the chipset level by the leading mobile chipset manufacturers. Any of these factors could render our existing products obsolete and unmarketable. In addition, new products and product enhancements can require long development and testing periods as a result of the complexities inherent in today’s computing environments and the performance demanded by customers and called for by evolving wireless networking technologies. If our target markets do not develop as we anticipate, our products do not gain widespread acceptance in these markets, or we are unable to develop new versions of our software products that can operate on future wireless networks and PC and mobile device operating systems and interoperate with other popular applications, our business, financial condition and results of operations could be materially and adversely affected.

Competition within our target markets is intense and includes numerous established competitors and new entrants, which could negatively affect our revenues and results of operations.

We operate in markets that are extremely competitive and subject to rapid changes in technology. Because there are low barriers to entry into the software markets in which we participate and may participate in the future, we expect significant competition to continue from both established and emerging software companies in the future, both domestic and international. In fact, our growth opportunities in new product markets could be limited to the extent established and emerging software companies enter or have entered those markets. Furthermore, our existing and potential OEM customers may acquire or develop products that compete directly with our products.

Many of our other current and prospective competitors have significantly greater financial, marketing, service, support, technical and other resources than we do. As a result, they may be able to adapt more quickly than we can to new or emerging technologies and changes in customer requirements or to devote greater resources to the promotion and sale of their products. Announcements of competing products by competitors could result in the cancellation of orders by customers in anticipation of the introduction of such new products. In addition, some of our competitors are currently making complementary products that are sold separately. Such competitors could decide to enhance their competitive position by bundling their products to attract customers seeking integrated, cost-effective software applications. Some competitors have a retail emphasis and offer OEM products with a reduced set of features. The opportunity for retail upgrade sales may induce these and other competitors to make OEM products available at their own cost or even at a loss. We also expect competition to increase as a result of software industry consolidations, which may lead to the creation of additional large and well-financed competitors. Increased competition is likely to result in price reductions, fewer customer orders, reduced margins, and loss of market share.

We are entering new, emerging markets in which we have limited experience; if these markets do not develop or we are unable to otherwise succeed in them, our revenues will suffer and the price of our common stock will likely decline.

Our recent and planned product introductions to support new higher speed networking and 4G technologies have allowed us to enter new markets, such as mobile marketing and analytics (Big Data). A viable market for these products may not develop or be sustainable, and we may face intense competition in these markets. In addition, our success in these markets depends on our carrier, MSO, and enterprise customers’ ability to successfully introduce new mobile services enabled by our products and our ability to broaden our carrier customer base, which we believe will be difficult and time-consuming. If the expected benefits from entering new markets do not materialize, our revenues will suffer and the price of our common stock would likely decline. In addition, to the extent we enter new markets through acquisitions of companies or technologies, our financial condition could be harmed or our stockholders could suffer dilution without a corresponding benefit to our company if we do not realize expected benefits of entering such new markets.

If the adoption of and investments in new technologies and services grows more slowly than anticipated in our product planning and development, our operating results, financial condition, and prospects may be negatively affected.

If the adoption of and investments in new networking and 4G technologies and services does not grow or grows more slowly than anticipated, we will not obtain the anticipated returns from our planning and development investments. We have introduced new high-speed networking and 4G products, but the pace of the market introduction of such technologies is uncertain. Future sales and any future profits from these and related products are substantially dependent upon the acceptance and use of these new technologies, and on the continued adoption and use of mobile data services by end users.

Many of our customers and other communications service providers have made and continue to make major investments in next generation networks that are intended to support more complex applications. If communications service providers delay their deployment of networks or fail to deploy such networks successfully, demand for our products could decline, which would adversely affect our revenues. Also, to the extent we devote substantial resources and incur significant expenses to enable our products to be interoperable with new networks that have failed or have been delayed or not deployed, our operating results, financial condition, and prospects may be negatively affected.

If we are unable to retain key personnel, the loss of their services could materially and adversely affect our business, financial condition and results of operations.

Our future performance depends in significant part upon the continued service of our senior management and other key technical and consulting personnel. We do not have employment agreements with our key employees that govern the length of their service. The loss of the services of our key employees would materially and adversely affect our business, financial condition and results of operations. Our future success also depends on our ability to continue to attract, retain, and motivate qualified personnel, particularly highly skilled engineers involved in the ongoing research and development required to develop and enhance our products. Competition for these employees remains high and employee retention is a common problem in our industry. Our inability to attract and retain the highly trained technical personnel that are essential to our product development, marketing, service and support teams may limit the rate at which we can generate revenue, develop new products or product enhancements and generally would have an adverse effect on our business, financial condition and results of operations.

We rely directly and indirectly on third-party intellectual property and licenses, which may not be available on commercially reasonable terms or at all.

Many of our products and services include third-party intellectual property, which requires licenses from those third parties directly to us or to unrelated companies which provide us with sublicenses and/or execution of services for the operation of our business. These products and services include our wireless suite of products, as well as our graphics products. We have historically been able to obtain such licenses on reasonable terms. There is however no assurance that in the future the necessary licenses could be obtained on acceptable terms or at all. If we or our third party service providers are unable to obtain or renew critical licenses on reasonable terms, we may be forced to terminate or curtail our products and services which rely on such intellectual property, and our financial condition and operating results may be materially adversely affected.

If we fail to continue to establish and maintain strategic relationships with mobile device manufacturers, wireless carriers, cable MSOs and network infrastructure manufacturers, market acceptance of our products, and our profitability may suffer.

Most of our strategic relationships with mobile device manufacturers are not subject to written contract, but rather are in the form of informal working relationships. We believe these relationships are valuable to our success. In particular, these relationships provide us with insights into product development and emerging technologies, which allows us to keep abreast of, or anticipate, market trends, and helps us serve our current and prospective customers. Because these relationships are not typically governed by written agreements, there is no obligation for many of our partners to continue working with us. If we are unable to maintain our existing strategic relationships with mobile device manufacturers or if we fail to enter into additional strategic relationships or the parties with whom we have strategic relationships favor one of our competitors, our ability to provide products that meet our current and prospective customers’ needs could be compromised and our reputation and future revenue prospects could suffer. For example, if our software does not function well with a popular mobile device because we have not maintained a relationship with its manufacturer, carriers seeking to provide that device to their respective customers could choose a competitor’s software over ours or develop their own. Even if we succeed in establishing these relationships, they may not result in additional customers or revenues.

Our growth depends in part on our customers’ ability and willingness to promote services and attract and retain new customers or achieve other goals outside of our control.

We sell our products for use on handheld devices primarily through our carrier, cable/MSO, and enterprise customers. Losing the support of these customers may limit our ability to compete in existing and potential markets and could negatively affect our revenues. In addition, the success of these customers, and their ability and willingness to market services supported by our products, is critical to our future success. Our ability to generate revenues from sales of our software is also constrained by our carrier customers’ ability to attract and retain customers. We have no input into or influence upon their marketing efforts and sales and customer retention activities. If our large carrier customers fail to maintain or grow demand for their services, revenues or revenue growth from our products designed for use on mobile devices will decline and our results of operations will suffer.

Acquisitions of companies or technologies may disrupt our business and divert management attention and cause our current operations to suffer.

We have historically made targeted acquisitions of smaller companies with important technology and expect to continue to do so in the future. As part of any acquisition, we will be required to assimilate the operations, products and personnel of the acquired businesses and train, retain, and motivate key personnel from the acquired businesses. We may not be able to maintain uniform standards, controls, procedures and policies if we fail in these efforts. Similarly, acquisitions may cause disruptions in our operations and divert management’s attention from our company’s day-to-day operations, which could impair our relationships with our current employees, customers, and strategic partners. Acquisitions may also subject us to liabilities and risks that are not known or identifiable at the time of the acquisition.

We may also have to incur debt or issue equity securities in order to finance future acquisitions. Our financial condition could be harmed to the extent we incur substantial debt or use significant amounts of our cash resources in acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our existing stockholders. In addition, we expect our profitability could be adversely affected because of acquisition-related accounting costs, write offs, amortization expenses, and charges related to acquired intangible assets. In consummating acquisitions, we are also subject to risks of entering geographic and business markets in which we have had limited or no prior experience. If we are unable to fully integrate acquired businesses, products, or technologies within existing operations, we may not receive the intended benefits of acquisitions.

Our operating income or loss may continue to change due to shifts in our sales mix and variability in our operating expenses.

Our operating income or loss can change quarter to quarter and year to year due to a change in our sales mix and the timing of our continued investments in research and development and infrastructure. We continue to invest in research and development, which is the lifeline of our technology portfolio. The timing of these additional expenses can vary significantly quarter to quarter and even from year to year.

Our products may contain undetected software defects, which could negatively affect our revenues.

Our software products are complex and may contain undetected defects. In the past, we have discovered software defects in certain of our products and have experienced delayed or lost revenues during the period it took to correct these problems. Although we and our OEM customers test our products, it is possible that errors may be found or occur in our new or existing products after we have commenced commercial shipment of those products. Defects, whether actual or perceived, could result in adverse publicity, loss of revenues, product returns, a delay in market acceptance of our products, loss of competitive position, or claims against us by customers. Any such problems could be costly to remedy and could cause interruptions, delays, or cessation of our product sales, which could cause us to lose existing or prospective customers and could negatively affect our results of operations. In addition, some of our software contains open source components that are licensed under the GNU General Public License and similar open source licenses. These components may contain undetected defects or incompatibilities, may cause us to lose control over the development of portions of our software code, and may expose us to claims of infringement if these components are, or incorporate, infringing materials, the licenses are not enforceable or are modified to become incompatible with other open source licenses, or exposure to misappropriation claims if these components include unauthorized materials from a third party.

Regulations affecting our customers and us and future regulations, to which they or we may become subject to, may harm our business.

Certain of our customers in the communications industry are subject to regulation by the Federal Communications Commission, which could have an indirect effect on our business. In addition, the United States telecommunications industry has been subject to continuing deregulation since 1984. We cannot predict when, or upon what terms and conditions, further regulation or deregulation might occur or the effect regulation or deregulation may have on demand for our products from customers in the communications industry. Demand for our products may be indirectly affected by regulations imposed upon potential users of those products, which may increase our costs and expenses.

We may be unable to adequately protect our intellectual property and other proprietary rights, which could negatively impact our revenues.

Our success is dependent upon our software code base, our programming methodologies and other intellectual properties and proprietary rights. In order to protect our proprietary technology, we rely on a combination of trade secrets, nondisclosure agreements, patents, and copyright and trademark law. We currently own U.S. trademark registrations for certain of our trademarks and U.S. patents for certain of our technologies. However, these measures afford us only limited protection. Furthermore, we rely primarily on “shrink wrap” licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Accordingly, it is possible that third parties may copy or otherwise obtain our rights without our authorization. It is also possible that third parties may independently develop technologies similar to ours. It may be difficult for us to detect unauthorized use of our intellectual property and proprietary rights.

We may be subject to claims of intellectual property infringement as the number of trademarks, patents, copyrights and other intellectual property rights asserted by companies in our industry grows and the coverage of these patents and other rights and the functionality of software products increasingly overlap. From time to time, we have received communications from third parties asserting that our trade name or features, content, or trademarks of certain of our products infringe upon intellectual property rights held by such third parties. We have also received correspondence from third parties separately asserting that our products may infringe on certain patents held by each of the parties. Although we are not aware that any of our products infringe on the proprietary rights of others, third parties may claim infringement by us with respect to our current or future products. Additionally, our customer agreements require that we indemnify our customers for infringement claims made by third parties involving our intellectual property embedded in their products. Infringement claims, whether with or without merit, could result in time-consuming and costly litigation, divert the attention of our management, cause product shipment delays, or require us to enter into royalty or licensing agreements with third parties. If we are required to enter into royalty or licensing agreements, they may not be on terms that are acceptable to us. Unfavorable royalty or licensing agreements could seriously impair our ability to market our products.

We may raise additional capital through the issuance of additional equity or convertible debt securities or by borrowing money, in order to meet our capital needs. Additional funds may not be available on terms acceptable to us to allow us to meet our capital needs.

Based on our current financial revenue and profit projections, we believe that our existing cash, cash equivalents, and short-term investments will be sufficient to fund our operations through at least the next twelve months. However, it is possible that we may need or choose to obtain additional financing to fund our activities in the future.

We could raise these funds by selling more stock to the public or to selected investors, or by borrowing money. We may not be able to obtain additional funds on favorable terms, or at all. If adequate funds are not available, we may be required to curtail our operations or other business activities significantly or to obtain funds through arrangements with strategic partners or others that may require us to relinquish rights to certain technologies or potential markets.

In addition, we may file with the SEC a shelf registration statement to sell from time to time additional shares of our common stock in one or more offerings in amounts, at prices and on the terms that we will determine at the time of offering. If we raise additional funds by issuing additional equity or convertible debt securities (whether in a public offering or private placement), the ownership percentages of existing stockholders would be reduced. In addition, the equity or debt securities that we issue may have rights, preferences, or privileges senior to those of the holders of our common stock. We currently have no established line of credit or other business borrowing facility in place.

It is possible that our future capital requirements may vary materially from those now planned. The amount of capital that we will need in the future will depend on many factors, including:

•	the market acceptance of our products;

•	the levels of promotion and advertising that will be required to launch our products and achieve and maintain a competitive position in the marketplace;

•	our business, product, capital expenditure, and research and development plans and product and technology roadmaps;

•	the levels of working capital that we maintain;

•	capital improvements to new and existing facilities;

•	our ability to meet our headcount hiring commitment to the state of Pennsylvania;

•	technological advances;

•	our competitors’ response to our products; and

•	our relationships with suppliers and customers.

In addition, we may raise additional capital to accommodate planned growth, hiring, and infrastructure needs or to consummate acquisitions of other businesses, products or technologies.

Our business, financial condition and operating results could be adversely affected as a result of legal, business and economic risks specific to international operations.

In recent years, our revenues derived from sales to customers outside the U.S. have not been material. Our revenues derived from such sales can vary from quarter to quarter and from year to year. We also frequently ship products to our domestic customers’ international manufacturing divisions and subcontractors. In the future, we may expand these international business activities. International operations are subject to many inherent risks, including:

•	general political, social and economic instability;

•	trade restrictions;

•	the imposition of governmental controls;

•	exposure to different legal standards, particularly with respect to intellectual property;

•	burdens of complying with a variety of foreign laws;

•	import and export license requirements and restrictions of the United States and any other country in which we operate;

•	unexpected changes in regulatory requirements;

•	foreign technical standards;

•	changes in tariffs;

•	difficulties in staffing and managing international operations;

•	difficulties in securing and servicing international customers;

•	difficulties in collecting receivables from foreign entities;

•	fluctuations in currency exchange rates and any imposition of currency exchange controls; and

•	potentially adverse tax consequences.

These conditions may increase our cost of doing business. Moreover, as our customers are adversely affected by these conditions, our business with them may be disrupted and our results of operations could be adversely affected.

Security and privacy breaches may harm our business.

The uninterrupted operation of our hosted solutions and the confidentiality and security of third-party information is critical to our business. Any failures in our security and privacy measures, such as “hacking” of our systems by outsiders, could have a material adverse effect on our financial position and results of operations. If we are unable to protect, or our customers perceive that we are unable to protect, the security and privacy of our electronic information, our growth could be materially adversely affected. A security or privacy breach may:

•	cause our customers to lose confidence in our solutions;

•	harm our reputation;

•	expose us to liability; and

•	increase our expense from potential remediation costs.

While we believe we use proven applications designed for data security and integrity to process electronic transactions, there can be no assurance that our use of these applications will be sufficient to address changing market conditions or the security and privacy concerns of existing and potential customers. In addition, our customers and end users may use our products and services in a manner which violates security or data privacy laws in one or more jurisdictions. Any significant or high profile data privacy breaches or violations of data privacy laws, whether directly through our hosted solutions or by third parties using our products and services, could result in the loss of business and reputation, litigation against us and regulatory investigations and penalties that could adversely affect our operating results and financial condition.

Interruptions or delays in service from data center hosting facilities could impair the delivery of our service and harm our business.

We currently serve our customers from data center hosting facilities. Any damage to, or failure of, our systems generally could result in interruptions in our service. Interruptions in our service may reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their on-demand services, and adversely affect our renewal rates and our ability to attract new customers.

We may have exposure to additional tax liabilities.

As a multinational corporation, we are subject to income taxes as well as sales, use, and other non-income based taxes, in both the United States and various foreign jurisdictions. Significant judgment is required in determining our worldwide provision for income taxes, sales and use taxes, and other tax liabilities. Changes in tax laws or tax rulings may have a significantly adverse impact on our effective tax rate.

We are also subject to non-income based taxes, such as payroll, sales, use, value-added, net worth, property, and goods and services taxes, in both the United States and various foreign jurisdictions. We are regularly under audit by tax authorities with respect to these non-income based taxes and may have exposure to additional non-income based tax liabilities. An increasing number of states have considered or have adopted laws that attempt to impose obligations on out-of-state retailers to collect sales and use taxes on their behalf. A successful assertion by one or more states or foreign countries requiring us to collect sales and use taxes where we do not do so could result in substantial tax liabilities, including for past sales, as well as penalties and interest.

Although we believe that our income and non-income based tax estimates are reasonable, there is no assurance that our provisions for taxes are correct, or that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals. If we are required to pay substantially more taxes in the future or for prior periods, our operating results and financial condition could be adversely affected.

RISKS RELATED TO THE WARRANTS

The Warrants are a risky investment. You may not be able to recover the value of your investment in the Warrants, and the Warrants may be worthless when they expire.

On September 22, 2016, the last reported sales price of our common stock on NASDAQ was $2.45 per share. This is less than the exercise price of the Warrants. In order to recover the value of an investment in the Warrants, either a trading market must develop for the Warrants or our stock price must be more than the exercise price of the Warrants ($2.74 per share).

The Warrants are exercisable only until September 6, 2021. Generally, the amount of time until expiration is a component of the value of option securities such as the Warrants and, as the amount of time until the expiration of the Warrants decreases, the market price of the Warrants will, holding other variables constant, likely decline. In the event our common stock price does not increase to the level discussed above during the period when the Warrants are exercisable, you will likely not be able to recover the value of an investment in the Warrants. In addition, as long as our common stock price is below the exercise price of the Warrants, the Warrants may not have any value and may expire without being exercised, in which case you will lose your entire investment. There can be no assurance that the trading price of our common stock will exceed the exercise price or the price required for you to achieve a positive return on your investment.

There is and may well be no active trading market for the Warrants.

There has not been and there currently is no established trading market for the Warrants. We have not applied and do not intend to apply for listing of the Warrants on any national securities exchange. We cannot assure you as to the development or liquidity of any market for the Warrants, the ability of the holders of the Warrants to sell the Warrants or any portion thereof or the price at which holders would be able to sell the Warrants or any portion thereof.

The market price of the Warrants will be directly affected by the trading price of our common stock, which may continue to be volatile.

To the extent a secondary market develops for the Warrants, the trading price of our common stock will significantly affect the market price of the Warrants. This may result in greater volatility in the market price of the Warrants than would be expected for warrants to purchase securities other than common stock. The trading price of our common stock has been and continues to be subject to significant fluctuations due to factors described above under “Risks Related to the Common Stock”, and we cannot predict how shares of our common stock will trade in the future. Increased volatility could result in a decline in the trading price of our common stock, and, in turn, in the market price of the Warrants. Our common stock price could also be affected by possible sales of common stock by investors who view the Warrants as a more attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock. The hedging or arbitrage of our common stock could, in turn, affect the market price of the Warrants.

Purchasers of Warrants who exercise their Warrants for shares of common stock may incur immediate and future dilution.

Upon exercise of your Warrants for shares of our common stock, you could experience immediate and substantial dilution if the exercise price of your Warrants at the time is higher than the net tangible book value per share of the outstanding common stock. In addition, you will experience dilution when we issue additional shares of common stock that we are permitted or required to issue in any future offerings.

The adjustment to the exercise price for Warrants and the number of shares of common stock underlying each Warrant in connection with an anti-dilutive adjustment event may not adequately compensate you for any lost value of your Warrants as a result of such event.

Pursuant to the terms of the Warrants, as set forth in the form of Warrant, under certain circumstances, we will adjust the exercise price for Warrants and the number of shares of common stock underlying each Warrant in connection with such an adjustment event. The adjustment to the exercise price for Warrants and the number of shares of common stock underlying each Warrant will be determined based on the date on which the adjustment event occurs or becomes effective. The adjustment to the exercise price for Warrants and the number of shares of common stock underlying each Warrant in connection with an adjustment event may not adequately compensate you for any lost value of your Warrants as a result of such dilutive event. See “Description of Securities – Warrants.”

The form of Warrant is not an indenture qualified under the Trust Indenture Act and does not provide for the appointment of a Warrant agent.

The form of Warrant is not an indenture qualified under the Trust Indenture Act of 1939, as amended, or the TIA, and, as a result, holders of Warrants will not have the benefits of the protections of the TIA. In addition, the form of Warrant does not provide for the appointment of a Warrant agent. Accordingly, it may be difficult for holders of Warrants, acting individually or collectively, to take actions to enforce their rights under the Warrants; such difficulties should be expected to increase as the number of holders of Warrants increases.

Owning and exercising the Warrants may result in adverse income tax consequences for the holder.

Holders of our common stock or Warrants may be treated as having received a constructive distribution in certain circumstances, for example if we make certain adjustments to (or fail to make adjustments to) the exercise price of the Warrants and such adjustment (or failure to make an adjustment) has the effect of increasing the proportionate interest of certain holders in our earnings and profits or assets. Such a distribution could be treated as a taxable dividend or capital gain for U.S. federal income tax purposes even though holders do not receive any cash with respect to such constructive distribution. In addition, you may be subject to U.S. federal withholding tax on any such constructive distribution on our common stock or Warrants. You are urged to consult your independent tax advisor regarding the possibility and tax treatment of any deemed distributions for U.S. federal income tax purposes.

The Warrants may have no value in a bankruptcy.

In the event of a bankruptcy or reorganization or other insolvency proceeding by or against the Company, the unexercised Warrants may be deemed to be executory contracts subject to rejection by us with approval of the bankruptcy court. As a result, even if sufficient funds are available, holders of the outstanding Warrants may not be entitled to receive any consideration or may receive less than they would be entitled to if they had exercised their Warrants prior to the commencement of such bankruptcy or reorganization. In addition, in the event of a bankruptcy or reorganization or other insolvency proceeding, the common stock underlying the Warrants may have little or no value.

We may be deprived of favorable opportunities to secure additional equity capital due to the Warrant holders’ ability to exercise their Warrants.

For the life of the Warrants, the holders of the Warrants are given the opportunity to profit from the rise in the market value of shares of our common stock, if any, at the expense of the common stockholders, and we might be deprived of favorable opportunities to secure additional equity capital, if it should then be needed, for the purpose of our business. The holders of the Warrants may be expected to exercise the Warrants at a time when we, in all likelihood, would be able to obtain equity capital, if we needed capital then, by a public sale of a new offering on terms more favorable than those provided in the Warrants.

Until the exercise of the Warrants, holders of the Warrants do not have identical rights as holders of our common stock, but they will be subject to all changes made with respect to our common stock.

Holders of Warrants are not entitled to all rights with respect to our common stock (including, without limitation, voting rights), but they will be subject to all changes affecting our common stock. Holders of Warrants will have rights with respect to our common stock only if they receive our common stock upon exercise of the Warrants and only as of the date when such holder becomes a record owner of the shares of our common stock upon such exercise. For example, with respect to Warrants, if an amendment is proposed to our charter or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date a Warrant holder is deemed to be the owner of the shares of our common stock due upon exercise of the Warrants, the exercising Warrant holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, regarding Smith Micro which include, but are not limited to, statements concerning projected revenues, expenses, gross profit and income, the competitive factors affecting our business, market acceptance of products, customer concentration, the success and timing of new product introductions and the protection of our intellectual property. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “potential,” “believes,” “seeks,” “estimates,” “should,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed or implied in any forward-looking statements as a result of various factors. Such factors include, but are not limited to, the following:

•	our customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint;

•	our ability to become and remain profitable;

•	our quarterly revenues and operating results are difficult to predict and could fall below analyst or investor expectations, which could cause the price of our common stock to fall;

•	changes in demand for our products from our key customers and their end users;

•	the intensity of the competition and our ability to successfully compete;

•	the pace at which the market for new products develop;

•	our ability to hire and retain key personnel;

•	the availability of third party intellectual property and licenses which may not be on commercially reasonable terms, or not at all;

•	our ability to establish and maintain strategic relationships with our customers;

•	our ability to assimilate acquisitions without diverting management attention and impacting current operations;

•	our ability to protect our intellectual property and our ability to not infringe on the rights of others;

•	our ability to raise additional capital to fund our operations and such capital may not be available to us at commercially reasonable terms or at all;

•	security and privacy breaches in our systems may damage client relations and inhibit our ability to grow;

•	interruptions or delays in the services we provide from our data center hosting facilities could harm our business; and

•	those additional factors which are listed under the section “Risk Factors” beginning on page 3 of this prospectus.

You should read this prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Warrants or shares of common stock by the selling securityholders, except for payment of any cash exercise price upon exercise of the Warrants, which amounts, if any, will be used for general corporate purposes.

DESCRIPTION OF SECURITIES

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock that we may offer under this prospectus. For the complete terms of our common stock, please refer to our amended and restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, which are incorporated by reference into the registration statement which includes this prospectus. The terms of our common stock may also be affected by Delaware law.

Under our amended and restated certificate of incorporation, as amended, our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of August 31, 2016, we had 12,324,041 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. As a result, holders of a majority of our outstanding common stock can elect all of the directors who are up for election in a particular year.

Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the persons who hold preferred stock, if any is outstanding.

Liquidation and Dissolution. If we are liquidated or dissolve, the holders of our common stock will be entitled to the right to receive ratably, all of the assets and funds that remain after we pay our liabilities and any amounts we may owe to the persons who hold preferred stock, if any is outstanding.

Other Rights and Restrictions. Holders of our common stock do not have preemptive or subscription rights, and they have no right to convert their common stock into any other securities. Our common stock is not subject to redemption by us. The rights, preferences and privileges of common stockholders are subject to the rights of the stockholders of any series of preferred stock which we may designate in the future. Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws, as amended, do not restrict the ability of a holder of common stock to transfer his or her shares of common stock.

Listing. Our common stock is listed on the NASDAQ Capital Market under the symbol “SMSI.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Inc.

Delaware Law Affecting Business Combinations. We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Warrants

On September 2, 2016, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with Unterberg Koller Capital Fund, L.P. and William W. and Dieva L. Smith, pursuant to which we issued and sold to the investors in a private placement senior subordinated promissory notes in the aggregate principal amount of $4,000,000 (the “Notes”) and five-year warrants (the “Warrants”) to purchase an aggregate of 1,700,000 shares of our common stock at an exercise price of $2.74 per share. We completed the transactions contemplated by the Purchase Agreement and issued the Notes and Warrants on September 6, 2016.

The Warrants initially entitled the holders thereof to purchase an aggregate of 1,700,000 shares of our common stock at an exercise price of $2.74 per share, subject to adjustment as discussed below. The Warrants will expire at 5:30 p.m., New York City time, on September 6, 2021.

The shares of common stock issuable on exercise of the Warrants will be, when issued in accordance with the Warrants, duly and validly authorized, issued and fully paid and non-assessable. We will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding Warrants.

There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to apply for listing the Warrants on any securities exchange or for quotation on The NASDAQ Capital Market. Without an active market, the liquidity of the Warrants will be limited. In addition, in the event our common stock price does not exceed the per share exercise price of the Warrants during the period when the Warrants are exercisable, the Warrants will not have any value.

Exercise. Holders of the Warrants may exercise their Warrants to purchase shares of our common stock for cash on or before the expiration date by delivering an exercise notice, appropriately completed and duly signed, and payment of the exercise price for the number of shares to which the Warrant is being exercised. Warrants may be exercised in whole or in part, but only for full shares of common stock, and any portion of a Warrant not exercised prior to the expiration date shall be and become void and of no value.

Holders of the Warrants are entitled to a “cashless exercise” option entitling the holder to elect to receive fewer shares of common stock without paying the cash exercise price. The number of shares to be issued would be determined by a formula based on the total number of shares to which the holder is entitled, the fair market value of the common stock on the date of exercise and the applicable exercise price of the Warrants.

Buy-In Rights. We provide certain buy-in rights to a holder if we fail to deliver the shares of common stock underlying the Warrants by the third business day after the date on which delivery of such stock certificate is required by the Warrant. The buy-in rights apply if after such third business day, but prior to cure by us, the holder purchases (in an open market transaction or otherwise) shares of our common stock to deliver in satisfaction of a sale by the holder of the Warrant shares that the holder anticipated receiving from us upon exercise of the Warrant. In this event, at the request of and in the holder’s discretion, we will either:

•	at the option of the holder, reinstate the portion of the Warrant and equivalent number of shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of shares of common stock that would have been issued had the Company timely complied with its exercise and delivery obligations under the Warrant; or

•	promptly honor its obligation to deliver to the holder such shares and pay cash to the Holder in an amount equal to the excess (if any) of holder’s total purchase price (including brokerage commissions, if any, that are reasonably documented in holder’s written request) for the shares of common stock so purchased in the buy-in over the product of (A) the number of shares of common stock purchased in the buy-in, times (B) the closing sale price of the common stock on the date the Warrant was exercised.

Certain Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, and combinations of our common stock. If we make or issue a dividend or other distribution payable in securities of the company other than shares of common stock, or in cash or other property, then each holder’s Warrant will become the right to receive, upon exercise of such Warrant, in addition to the number of shares of common stock issuable under the Warrant, the same kind and amount of securities, cash or other property as it would have been entitled to receive upon the occurrence of such transaction, if the Warrant had been exercised immediately prior to such transaction. In addition, if the Company sells or issues shares of common stock at a price, or warrants, options, convertible debt or equity securities, excluding shares of Common Stock issued in connection with a merger, acquisition or consolidation, employee stock options, other stock awards pursuant to an employee benefit plan or arrangement, or equity securities issued in connection with standard non-convertible debt transactions, with an exercise price per share or a conversion price which is less than the exercise price of the Warrants then in effect, the exercise price of the Warrants will be adjusted downward by a weighted-average formula described in the Warrant.

In addition, if we consummate any fundamental transaction, as described in the Warrants and generally including any consolidation or merger into another entity, the consummation of a transaction whereby another person or entity acquires more than 50% of our outstanding common stock, or we sell all or substantially all of our assets, the holders of Warrants will thereafter receive upon exercise of the Warrants, the securities or other consideration to which a holder of the number of shares of common stock then deliverable upon the exercise or conversion of such Warrants would have been entitled upon such consolidation or merger or other transaction.

We will provide notice to holders of the Warrants to provide such holders with a practical opportunity to exercise their Warrants and hold common stock in order to participate in or vote on certain corporate events described in the Warrant.

The exercisability of the Warrants issued to Unterberg Koller Capital Fund, L.P. is limited if, upon exercise, such holder (together with the holder’s affiliates and any other persons or entities acting together with the holder as a group) would hold more than 9.99% of our total common stock issued and outstanding. Such holder has the ability, upon providing us not less than 61 days’ prior written notice to exceed such limit.

Additional Provisions. The above summary of certain terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrants, the form of which was filed as an exhibit to a Current Report on Form 8-K that we filed on September 7, 2016.

THE HOLDER OF A WARRANT WILL NOT POSSESS ANY RIGHTS AS A STOCKHOLDER UNDER THAT WARRANT UNTIL THE HOLDER EXERCISES THE WARRANT. THE WARRANTS MAY BE TRANSFERRED INDEPENDENT OF THE COMMON STOCK WITH WHICH THEY WERE ISSUED, SUBJECT TO APPLICABLE LAWS.

SELLING SECURITYHOLDERS

We are registering for resale the following securities: (i) Warrants (“Warrants”) to purchase up to 1,700,000 shares of our common stock, $0.001 par value per share, (ii) up to 1,700,000 shares of common stock that are issuable upon exercise of the Warrants, and (iii) up to 800,000 shares of common stock issuable upon the optional conversion of interest payable under our Senior Subordinated Promissory Notes issued on September 6, 2016.

On September 2, 2016, we entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) with Unterberg Koller Capital Fund, L.P. and William W. and Dieva L. Smith, pursuant to which we issued and sold to the investors in a private placement senior subordinated promissory notes in the aggregate principal amount of $4,000,000 (the “Notes”) and five-year warrants (the “Warrants”) to purchase an aggregate of 1,700,000 shares of our common stock (the “Warrant Shares”) at an exercise price of $2.74 per share. We completed the transactions contemplated by the Purchase Agreement and issued the Notes and Warrants on September 6, 2016.

The Notes mature three years following the issuance date, or September 6, 2019, and bear interest at the rate of 10% of the outstanding principal balance of the Notes. Interest is payable quarterly in cash, or at the election of the holder for any quarter, shares of our common stock (the “Interest Shares”) at a conversion price equal to the greater of (i) the five-day volume weighted average closing price of the common stock on the NASDAQ Stock Market, measured on the third trading day prior to the date that interest is due, or (ii) the minimum price so that payment of interest for such installment in the form of common stock shall not constitute “equity compensation” to an officer, director, employee or consultant of us for purposes of Rule 5635(c) of the NASDAQ Stock Market or a private placement that, combined with the other securities issued or issuable under the Purchase Agreement, would require shareholder approval by us under Rule 5635(d) of the NASDAQ Stock Market. The Notes are subordinate and junior in right of payment to the prior payment in full of all claims, whether now existing or arising in the future, of holders of our senior debt, as described in the Notes.

The investors have the right to accelerate the maturity of their Notes if an Acceleration Event has occurred and is continuing. An “Acceleration Event” occurs if William W. Smith, Jr. (i) is not nominated for re-election as one of our directors at the normal expiration of his term as director, (ii) is terminated or removed as Chairman of our Board of Directors, (iii) is terminated or removed as our Chief Executive Officer, or (iv) dies or becomes permanently disabled. An “Acceleration Event” will not occur if Mr. Smith consents to any of the events referenced in clauses (i), (ii) or (iii), or voluntarily resigns or retires from any of these positions.

Pursuant to a registration rights agreement entered into between us and the investors, we have agreed to file a registration statement with the SEC providing for the registration of the Warrants, and the resale of the Warrant Shares and the Interest Shares, within 30 days after closing of the private placement. We agreed to use our commercially reasonable efforts to cause the registration statement to become effective within ninety (90) days from the filing date. If the time requirements to file and obtain effectiveness of the registration statement have not been met, we shall pay partial liquidated damages for such delay, on a monthly (each 30th day) basis, equal to one percent (1.0%) of the aggregate exercise price payable upon exercise of the Warrants then held by the investors until the registration statement is declared effective by the SEC. Notwithstanding the foregoing, the aggregate liquidated damages payable shall not exceed ten percent (10%) of the aggregate exercise price payable upon exercise of the Warrants then held by the investors.

We are registering the shares to permit the selling securityholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling securityholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”

The selling securityholder table below sets forth:

•	the name of the selling securityholders,

•	the number and percentage of shares of our common stock that the selling securityholders owned as of the date of this prospectus prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling securityholders under this prospectus, and

•	the number and percentage of shares of our common stock to be owned by the selling securityholders after the offering of the shares (assuming all of the offered shares are sold by the selling securityholders).

Except for William W. Smith, Jr., who is Chairman of our Board, and our Chief Executive Officer and President, none of the selling securityholders has been an officer or director of the Company or any of its predecessors or affiliates within the last three years or otherwise had a material relationship with us within the last three years. None of the selling securityholders is a broker dealer or an affiliate of a broker dealer.

Name of Selling Securityholder	Common Stock Beneficially Owned Prior to Offering (1)		Maximum Number of Shares of Common Stock to be Sold		Common Stock Beneficially Owned After Offering	Beneficial Ownership Prior to Offering(2)		Beneficial Ownership After Offering(2)
Unterberg Koller Capital Fund, L.P. (3)	1,367,816	(4)	1,250,000	(5)	1,096,680	9.99	%(4)	8.08%
William W. and Dieva L. Smith (7)	2,223,483	(8)	1,250,000	(5)	973,483	16.32%		7.15%

(1)	Represents the number of shares of our common stock that the selling securityholder beneficially owns as of the date of this prospectus.
(2)	Based on 12,324,041 shares of common stock outstanding as of August 31, 2016. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(3)	Thomas I. Unterberg has voting and dispositive power over the shares held by the selling securityholder. The address of the selling securityholder is 445 Park Ave., Room 901, New York, NY 10022.
(4)	The shares and percentage ownership listed for the securityholder give effect to the provisions of the Notes and Warrants that limit the ability to acquire Interest Shares and Warrant Shares, respectively, where the securityholder would beneficially own more than 9.99% of the Company’s total common stock issued and outstanding, subject to waiver upon providing us with not less than 61 days’ prior written notice. Without giving effect to such provision, the securityholder would beneficially own 2,346,680 shares of common stock, including 850,000 Warrant Shares and an assumed 400,000 Interest Shares.
(5)	Represents 850,000 Warrant Shares and assumes the issuance of an aggregate of 400,000 shares as Interest Shares.
(7)	William W. Smith, Jr. is the Chairman of the Board, our Chief Executive Officer and President. The address of the selling securityholders is c/o Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, CA 92656.
(8)	Includes (i) 850,000 Warrant Shares, (ii) an assumed 400,000 shares issuable as Interest Shares, (iii) 454,278 shares held in the name of The William W. Smith, Jr. Revocable Trust, of which Mr. Smith is the trustee, and (iv) 50,000 shares issuable to Mr. Smith upon the exercise of options that are currently exercisable or will become exercisable within 60 days after September 23, 2016.

PLAN OF DISTRIBUTION

Each selling securityholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling securityholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling securityholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling securityholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling securityholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling securityholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling securityholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling securityholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of our common stock offered hereby has been passed upon for us by Loeb & Loeb LLP, Los Angeles, California.

EXPERTS

The consolidated financial statements and the related financial statement schedule, incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015, have been audited by SingerLewak LLP, an independent registered public accounting firm, as stated in their report incorporated by reference herein, and have been so incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

We have filed a registration statement on Form S-3 with the SEC for the shares of common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. We will provide this information upon oral or written request, free of charge. Any requests for this information should be made by calling or sending a letter to the Secretary of the Company, c/o Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, CA 92656. Our telephone number is (949) 362-5800.

We are required to file annual and quarterly reports, current reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.smithmicro.com as soon as reasonably practicable after filing such documents with the SEC. You can read our SEC filings, including the registration statement, on the SEC’s website at www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated by reference in this prospectus:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 9, 2016;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016, filed on April 29, 2016, and the quarter ended June 30, 2016, filed on July 29, 2016;

•	Current Reports on Form 8-K filed on March 10, 2016; April 7, 2016; June 17, 2016; July 25, 2016; August 17, 2016; and September 7, 2016;

•	Definitive Proxy Statement on Schedule 14A filed on April 29, 2016;

•	Definitive Proxy Statement on Schedule 14A filed on July 15, 2016; and

•	The description of our common stock contained in our Form 8-A (File No. 000-26536) filed on July 31, 1995, including any amendment on reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different or additional information. If such information is provided to you, you should not rely on it. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted.

1,700,000 Warrants to Purchase Shares of Common Stock

2,500,000 Shares of Common Stock

PROSPECTUS

, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by the registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$662
Accounting fees and expenses	$5,900
Legal fees and expenses	$5,000
Miscellaneous	$1,000

Item 15. Indemnification of Officers and Directors.

Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Registrant’s Bylaws provide that the Registrant will indemnify its directors and officers to the fullest extent permitted by Delaware law. The Bylaws require the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the directors and officers are not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence.

In addition, the Registrant’s Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers if such persons acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and (iii) with respect to any criminal action or proceeding, with reasonable cause to believe such conduct was lawful. The Certificate of Incorporation also provides that, pursuant to Delaware law, no director shall be liable for monetary damages for breach of the director’s fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Certificate of Incorporation further provides that the Registrant is authorized to indemnify its directors and officers to the fullest extent permitted by law through the Bylaws, or any agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant maintains directors’ and officers’ liability insurance.

In addition, the Registrant has entered into agreements to indemnify its directors in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements will, among other things, indemnify the Registrant’s directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services by that person as a director or officer of the Registrant, or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Registrant.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits.

Exhibit Number	Description of Document

4.1	Specimen certificate representing shares of Common Stock of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement No. 333-95096).

4.2	Preferred Shares Rights Agreement, dated as of October 16, 2015, between the Registrant and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on October 16, 2015).

5.1	Opinion of Loeb & Loeb LLP re: legality.

10.1	Note and Warrant Purchase Agreement, dated September 2, 2016, by and among the Registrant and each of the Investors (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on September 7, 2016).

10.2	Form of Senior Subordinated Promissory Note, dated September 6, 2016 (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on September 7, 2016).

10.3	Form of Warrant to Purchase Common Stock, dated September 6, 2016 (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed on September 7, 2016).

10.4	Form of Registration Rights Agreement, dated September 6, 2016 (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed on September 7, 2016).

23.1	Consent of SingerLewak LLP.

23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing this Registration Statement on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California, on the 23rd day of September, 2016.

SMITH MICRO SOFTWARE, INC.

By:	/s/ William W. Smith, Jr.

Name:	William W. Smith, Jr.
Title:	Chief Executive Officer (principal executive officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William W. Smith, Jr. and Steven M. Yasbek, and each of them acting individually, his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ William W. Smith, Jr. William W. Smith, Jr.	Chairman of the Board, Chief Executive Officer and President (principal executive officer)	September 23, 2016

/s/ Steven M. Yasbek Steven M. Yasbek	Chief Financial Officer (principal financial and accounting officer)	September 23, 2016

/s/ Thomas G. Campbell Thomas G. Campbell	Director	September 23, 2016

/s/ Gregory J. Szabo Gregory J. Szabo	Director	September 23, 2016

/s/ Samuel Gulko Samuel Gulko	Director	September 23, 2016

/s/ Andrew Arno Andrew Arno	Director	September 23, 2016

/s/ Steven L. Elfman Steven L. Elfman	Director	September 23, 2016